TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 24th day of June, 2008, by and between George I. Stoeckert (hereinafter referred to as “Stoeckert”), Automatic Data Processing, Inc. and ADP, Inc. (collectively, hereinafter referred to as “ADP” or the “Company”).

In exchange for the mutual promises contained herein, Stoeckert and ADP, intending to be bound hereby, covenant and agree as follows:

1.         Stoeckert’s employment with the Company will terminate effective July 31, 2008 and Stoeckert shall retire from the Company effective such date. Effective June 30, 2008, Stoeckert shall cease to be an executive officer of the Company.

2.	The Company agrees to the following:

(a)        The Company will pay Stoeckert severance in the total gross amount of $409,034.13. This severance amount will be paid out in eleven monthly installments of $34,086.18 and one final monthly installment of $34,086.15, commencing in February 2009 and ending in January 2010, and will be made on the Company’s regular pay dates. The Company shall withhold from any payment made pursuant to the Agreement federal, state and local taxes and social security taxes, as well as any other standard deductions. If Stoeckert becomes re-employed with the Company before January 31, 2010, Stoeckert will not be entitled to any further payments under this paragraph 2(a).

(b)       The Company will pay Stoeckert for all accrued and unused vacation as of July 31, 2008, amounting in all to 160 hours, for a total of $31,464.16.

(c)       The Company will reimburse Stoeckert for outstanding expenses properly incurred prior to August 1, 2008 that are submitted to the Company no later than September 1, 2008. All such expenses will be reimbursed in accordance with the Company’s existing policy.

(d)       The Company will pay Stoeckert a bonus for FY’08 based upon business and financial results as of June 30, 2008 in accordance with the terms of Stoeckert’s FY’08 bonus plan (the “FY’08 Bonus”). The Company will pay Stoeckert an additional bonus of $200,000 in recognition of Stoeckert’s years of service and performance as President of ES International (the “Additional Bonus”). The FY’08 Bonus and the Additional Bonus will be paid by September 1, 2008.

(e)       Stoeckert is a participant in the Company’s FY’06 – FY’08 Growth Incentive Program (the “GIP”) and the FY’07 – FY’08 Accelerated Revenue Program (the “ARP”) (collectively, the “Programs”). Actual payouts under the Programs will be calculated per the terms of the GIP and the ARP. Stoeckert will be entitled to receive by September 1, 2008 any payments that may be awarded to him under the Programs as per their respective terms and not inconsistent with how Employer Services International Program participants will be paid.

(f)        The Company will extend the automobile lease provided on Stoeckert’s behalf on its current terms and conditions (excluding replacement of the Leased Vehicle) for the vehicle leased on May 24, 2005 (the “Leased Vehicle”), including but not limited to the payment by the Company of automobile insurance, until the earliest of (a) January 31, 2010 or (b) the date Stoeckert commences other full-time employment (each hereinafter referred to as the “Last Car Date”). Stoeckert may at any time by or before the Last Car Date (i) purchase the Leased Vehicle at the ADP Executive Car Program calculated value or (ii) return the Leased Vehicle, by giving the Company a written notice of his intent to purchase or return the Leased Vehicle by or before the Last Car Date. If Stoeckert elects to purchase the Leased Vehicle, the purchase price to be paid to ADP will be reduced by the proportionate share of his ownership interest and title will be delivered to him within ten (10) business days of receipt by ADP of both written notification of Stoeckert’s intent to purchase the Leased Vehicle and payment of the purchase price for the Leased Vehicle. If Stoeckert elects not to purchase the Leased Vehicle, the Leased Vehicle must be returned to the Company by the Last Car Date. If the Leased Vehicle is returned by Stoeckert or his estate, Stoeckert or his estate shall be paid the proportionate share of his ownership interest in the Leased Vehicle in accordance with the current terms and conditions of the automobile lease. If the Leased Vehicle is stolen or damaged beyond repair prior to the Last Car Date, ADP will (i) provide Stoeckert with a vehicle from the pool of executive vehicles (or a vehicle similar to those in the pool) through January 31, 2010 and (ii) pay Stoeckert for the proportionate share of his ownership interest in the Leased Vehicle as of the date the Leased Vehicle is stolen or damaged beyond repair.

(g)        Stoeckert will be eligible to enroll in the ADP Executive Retiree Medical Plan (the “Retiree Medical Plan”) as of August 1, 2008, in accordance with the terms of the Retiree Medical Plan, which has not been modified in any way by the Agreement. Stoeckert’s other welfare benefits (vision, life, long-term disability, Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal Accident Insurance and any other welfare benefits ADP may provide) will terminate on July 31, 2008. Stoeckert will have the right to continue health and FSA benefits in accordance with the Consolidated Omnibus Budget

Reconciliation Act and will be separately notified of conversion privileges, if any, for Stoeckert’s welfare benefits.

(h)       All ADP stock options previously granted to Stoeckert will continue to vest through January 31, 2010. Stoeckert may exercise all vested ADP stock options within 60 days of January 31, 2010, provided that for any ADP stock option grant after January 1, 1999, Stoeckert may exercise any such vested options within 36 months of January 31, 2010. Notwithstanding the foregoing, all vested stock options must be exercised prior to occurrence of an original expiration date as set forth in an applicable stock option grant. All stock options that vest after January 31, 2010 will be cancelled. All vested stock options that are not exercised within the time periods set forth above will be cancelled. Stoeckert agrees to abide by all of the terms and conditions of agreements with ADP dated November 12, 1996, November 11, 1997, January 27, 2005 and January 27, 2006 executed in connection with all ADP stock options previously granted to Stoeckert (the “Stock Option Agreements”), and that any Non-Competition Period, as defined in any such Stock Option Agreements, shall begin after January 31, 2010.

(i)        For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Stoeckert will be considered a terminated employee as of July 31, 2008. As such, contributions, vesting, matches and other service based benefits, rights and features accorded to employees will terminate as of July 31, 2008. All the terms and conditions of the Plans will be governed by the controlling plan documents. The Plans have not been modified in any way by the Agreement.

(j)        For purposes of the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Purchase Plan”), Stoeckert’s “Continuous Status as an Employee” as defined in section 2(g) of the Purchase Plan will be considered to have terminated as of July 31, 2008, his departure from the Company will be considered “Retirement” as defined in section 2(bb) of the Purchase Plan and he shall be entitled to the benefits of section 10(c) of the Purchase Plan. The Purchase Plan has not been modified in any way by the Agreement.

(k)       Stoeckert will be entitled to keep the 834 shares of ADP common stock awarded to him pursuant to the Restricted Stock Purchase Agreement dated September 22, 2006 (the “2006 RSPA”), which have restrictions lapsing on July 1, 2009, provided he does not violate any non-competition, non-solicitation, non-disclosure or confidentiality obligations reflected in the Stock Option Agreements or the Agreement (each a “Restrictive Covenant”). If prior to July 1, 2009 Stoeckert violates any Restrictive Covenant, Stoeckert shall immediately forfeit without consideration such 834 shares of ADP common stock. All other terms and conditions of the 2006 RSPA will remain in effect.

(l)        Stoeckert was recommended for a target award of 11,414 shares of ADP common stock under ADP’s FY’07 – FY’08 Performance-Based Restricted Stock Program (“PBRS Program”), to be awarded per the terms of the PBRS Program in September 2008 with restrictions lapsing in March, 2009, such terms to include, without limitation, the execution of a Restrictive Covenant. Stoeckert will be entitled to keep any such PBRS Program shares that may be awarded to him in September 2008 provided he does not, prior to the date in March, 2009 on which the PBRS Program shares referenced in the immediately preceding sentence would vest, violate any Restrictive Covenant. If prior to such March, 2009 date Stoeckert violates any Restrictive Covenant, Stoeckert shall immediately forfeit without consideration such PBRS Program shares. Stoeckert’s participation in all other Performance-Based Restricted Stock Programs will be cancelled. All other terms and conditions of the PBRS Program shall remain in effect.

(m)      Stoeckert shall be credited with “Future Service” as defined in section 1.9 of the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan (“SORP”) for the period through December 31, 2008. In all other respects, Stoeckert’s benefits under the SORP shall be determined in accordance with, and under the terms of, the SORP. Among other things, the SORP provides that if a Participant violates the non-competition provisions of any agreement he has entered into with the Company after his employment terminates, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the SORP. The agreements in the preceding sentence shall only include any Restrictive Covenant. The SORP has not been modified in any way by the Agreement.

(n)       Stoeckert’s heirs, representatives, assigns or estate shall be entitled to any payments pursuant to paragraph 2 of the Agreement in the event of Stoeckert’s death, for any period subsequent to Stoeckert’s death, but shall not be entitled to keep the Leased Vehicle, which must be immediately returned to the Company in the event of Stoeckert’s death.

3.	Stoeckert agrees to the following:

(a)       Stoeckert agrees to email or telephone Benito Cachinero, Corporate Vice President, Human Resources, One ADP Blvd, M/S 427, Roseland, New Jersey 07068, telephone number (973) 974-5577, at least once every quarter for as long as Stoeckert is receiving payments pursuant to Paragraph 2(a) hereof, to advise him of the status of Stoeckert’s employment search. If Stoeckert obtains employment, Stoeckert agrees to, within five (5) business days, advise Benito Cachinero by telephone and in writing at One ADP Blvd, M/S 427, Roseland, New Jersey 07068.

(b)       Stoeckert agrees that he will not, at any time after the date hereof, disclose or use any confidential, proprietary, or trade secret information of ADP or its clients, prospects, vendors and marketing partners, learned by him at any time during and as a result of his employment with ADP.

(c)       Stoeckert agrees that all books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other printed, electronic or audio communications (“Documents”) that he has in his possession that were created, written, authorized, signed, received, sent or transmitted during his employment or that are in any way related to ADP or any of its business activities remain the property of ADP (the “ADP Property”) and have not been removed from and/or have been returned to ADP’s offices. Notwithstanding the foregoing, the ADP Property does not include Documents related to Stoeckert’s compensation or benefits, Documents that are in the public domain or other personal Documents that do not contain ADP’s confidential, proprietary, or trade secret information.

(d)       Stoeckert agrees that, on or before July 31, 2008, he will return all property belonging to ADP, including but not limited to any computer/laptop, computer equipment, computer software, telephone and/or pager that ADP permitted him to use during his employment with ADP.

(e)       From July 31, 2008 until one year after January 31, 2010, Stoeckert will not, directly or indirectly, hire, solicit or encourage to leave ADP’s employ any employee of ADP or hire any former employee of ADP within one year after the date such person ceased to be an employee of ADP.

(f)        Stoeckert agrees that a violation of the foregoing covenants set forth in this paragraph 3 will cause irreparable injury to ADP. Accordingly, ADP shall be entitled, in addition to any other rights and remedies it may have at law or in equity (including, without limitation, those specifically set forth in paragraphs 2(l) and 2(m) above), to an injunction enjoining and restraining Stoeckert from doing or continuing to do any such act.

(g)       Stoeckert agrees to cooperate with ADP, and to provide all information and sign any corporate records and instruments that ADP may hereafter reasonably request with respect to any matter involving his present or former relationship with ADP, the work he has performed, or present or former employees or clients of ADP. ADP agrees to promptly reimburse Stoeckert for reasonable expenses (which will include a reasonable daily rate for those dates Stoeckert‘s appearance in a court or similar proceeding is required and for travel to and from such sites) necessarily incurred by him, in connection with his cooperation pursuant to this paragraph.

4.         The parties agree that if any part or any provision of the Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

5.         Stoeckert agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement shall not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Stoeckert to perform his obligations under the Agreement.

6.         Stoeckert acknowledges that this is the entire agreement between the parties concerning the subject matter hereof. Stoeckert acknowledges that there are no representations by the Company, oral or written, not set forth in the Agreement upon which he relied in signing the Agreement.

7.         In consideration for the above, Stoeckert irrevocably forever releases, acquits and discharges Automatic Data Processing, Inc. and all of its subsidiaries, affiliates, divisions and its and their respective employees, officers, directors and shareholders and its and their predecessors, successors and assigns from and against all claims, actions and causes of action (collectively the "claims"), of every kind, nature and description arising out of or related to his employment and the termination thereof, including but not limited to all claims arising under all federal, state and local discrimination statutes, including but not limited to, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act, and all other sex, religion, race, national origin, veterans', disability or age discrimination statutes and all whistleblower statutes, including but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., and expressly waives all rights he may have under such statutes. Except as set forth herein, Stoeckert further acknowledges, represents and warrants that ADP owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Stoeckert further acknowledges that except as provided for herein, ADP shall not have any obligation to him or any other person or entity for any other monies or benefits including, but not limited to, benefits, attorneys’ fees, car allowance, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with ADP, whether such agreement be express or implied.

8.         By his signature below, Stoeckert acknowledges that he (a) was advised to review the Agreement carefully; (b) was advised to consult with his attorney before signing the Agreement; (c) was provided 21 days from receipt of the Agreement to accept the terms and conditions set forth herein; (d) has read and understood the Agreement; (e) has reviewed the Agreement with his attorney or has elected not to do so; (f) understands that after he has signed the Agreement, he will have seven (7) days to revoke his acceptance of it and that his revocation of the Agreement must be in writing and delivered or mailed by certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068; and (g) understands that the Agreement is not effective or enforceable until seven (7) days after he has signed it.

9.         In consideration of ADP’s undertakings and agreements to him set forth herein, Stoeckert agrees to reacknowledge his acceptance of the Agreement and its terms and conditions on July 31, 2008, by signing a Release and Reacknowledgement in the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, and intending to be legally bound hereby, George I. Stoeckert, Automatic Data Processing, Inc. and ADP, Inc. have executed the foregoing Agreement.

GEORGE I. STOECKERT
By:	/s/ George I. Stoeckert

AUTOMATIC DATA PROCESSING, INC.
By:	/s/ James B. Benson

ADP, INC.
By:	/s/ James B. Benson

EXHIBIT A

Release and Reacknowledgement Agreement (the “Agreement”)

The undersigned, George I. Stoeckert, through and by his signature below, in consideration of the undertakings and agreements set forth in that certain Termination Agreement and Release between George I. Stoeckert, Automatic Data Processing, Inc. and ADP, Inc. dated June 24, 2008 (the “Termination Agreement”):

1.         Reacknowledges his acceptance and agreement to the Termination Agreement as of the date set forth below, including but not limited to the release provision under paragraph 7, which provides:

In consideration for the above, Stoeckert irrevocably forever releases, acquits and discharges Automatic Data Processing, Inc. and all of its subsidiaries, affiliates, divisions and its and their employees, officers, directors and shareholders and its and their predecessors, successors and assigns from and against all claims, actions and causes of action (collectively the "claims"), of every kind, nature and description, arising out of or related to his employment and the termination thereof, including but not limited to all claims arising under all federal, state and local discrimination statutes, including but not limited to, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act, and all other sex, religion, race, national origin, veterans', disability or age discrimination statutes and all whistleblower statutes, including but not limited to, the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., and expressly waive all rights he may have under such statutes. Except as set forth herein, Stoeckert further acknowledges, represents and warrants that ADP owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Stoeckert further acknowledges that except as provided for herein, ADP shall not have any obligation to him or any other person or entity for any other monies or benefits including, but not limited to, benefits, attorneys’ fees, car allowance, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with ADP, whether such agreement be express or implied.

2.         Acknowledges and agrees that (a) he has been advised to consult with his attorney before signing the Agreement; (b) he has been advised that he has 21 days from receipt of the Agreement to accept the terms and conditions set forth herein; (c) he read and understood the

Agreement; (d) he has reviewed the Agreement with his attorney or has elected not to do so; (e) after he signs the Agreement, he will have seven (7) days to revoke his acceptance of it, (f) any such revocation must be in writing and delivered or mailed by certified mail, return receipt requested, to Benito Cachinero, Corporate Vice President, Human Resources, Automatic Data Processing, Inc., One ADP Boulevard, M/S 427, Roseland, New Jersey 07068; and (g) that the Agreement is not effective or enforceable until seven (7) days after he has signed it.

Accepted and Agreed to on this __

day of _______________, 2008.

By__________________________________

George I. Stoeckert